EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture and Subsidiary Guarantee, dated as of August 26, 2021 (this “Supplemental Indenture” or “Subsidiary Guarantee”), among Playtika ST Holding GmbH, a limited liability company incorporated under the laws of Austria, Seriously Digital Entertainment Oy, a limited liability company incorporated under the laws of Finland, Supertreat GmbH, a limited liability company incorporated under the laws of Austria, Wooga GmbH, a limited liability company incorporated under the laws of Germany and Wooga ParentCo DE GmbH, a limited liability company incorporated under the laws of Germany (collectively, the “New Guarantors” and each, a “New Guarantor”), Playtika Holding Corp. (together with its successors and assigns, the “Company”) and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”), paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of March 11, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 4.250% Senior Notes due 2029 of the Company (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Company may be required to cause certain Restricted Subsidiaries of the Company to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.

SECTION 2.2 The obligations under the Indenture and the Subsidiary Guarantee of any New Guarantor incorporated under the laws of Finland shall, in addition to the release provision and other limitations referred to in Section 2.1 above, be limited to (and only to the extent) required by the application of mandatory provisions of the Finnish Companies Act (Fi: osakeyhtiölaki, 624/2006, as amended) regulating unlawful distribution of assets (chapter 13, section 1) or prohibited financial assistance (chapter 13, section 10) or any other related mandatory provisions of the Finnish Companies Act.

SECTION 2.3 The provisions of Section 10 (German Guarantee Limitations) of Supplement No. 1 to the Guarantee Agreement, dated the date hereof, by and among the New Guarantors and Credit Suisse AG, Cayman Islands Branch, shall apply, mutatis mutandis, to the Indenture and the Subsidiary Guarantee with respect to any New Guarantor incorporated under the laws of Germany.

ARTICLE III
Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantors’ Subsidiary Guarantees. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the New Guarantors and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, which when so executed each such counterpart shall together constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic (i.e., “.pdf” or “.tif”) transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Subsidiary Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PLAYTIKA HOLDING CORP.

By:     /s/ Craig Abrahams     Name: Craig Abrahams
Title: President and Chief Financial
Officer

PLAYTIKA ST HOLDING GMBH,
as a Guarantor

By:     /s/ Craig Abrahams     Name: Craig Abrahams
Title: Director

By:     /s/ Amir Asher Yackoby     Name: Amir Asher Yackoby
Title: Director

SERIOUSLY DIGITAL ENTERTAINMENT OY,
as a Guarantor

By:     /s/ Petri Järvilehto     Name: Petri Järvilehto
Title: Authorized Signatory

SUPERTREAT GMBH,
as a Guarantor

By:     /s/ Craig Abrahams     Name: Craig Abrahams
Title: Director

By:     /s/ Amir Asher Yackoby     Name: Amir Asher Yackoby
Title: Director

WOOGA GMBH,
as a Guarantor

By:     /s/ Nai Chang     Name: Nai Chang
Title: Managing Director

WOOGA PARENTCO DE GMBH,
as a Guarantor

By:     /s/ Nai Chang     Name: Nai Chang
Title: Managing Director

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:     /s/ Michael H. Wass     Name: Michael H. Wass
Title: Vice President